Exhibit 10.2(B)

                                    EXHIBIT A


                                November 30, 1998


Horizontal Ventures, Inc.
630 Fifth Avenue, Suite 1501
New York, NY  10111
Attn: Mr. Randeep S. Grewal, President

Re: Common Stock Purchase Agreement (the "Purchase Agreement") Dated October _____, 1998 Between Saba Petroleum Company, a Delaware corporation (the "Company"), and Horizontal Ventures, Inc., a Colorado corporation ("HVI")

Dear Mr. Grewal:

                  I am General Counsel to the Company and as such I have represented the Company in connection with the Purchase Agreement, pursuant to which the Company has agreed to sell and issue to HVI an aggregate of 2,500,000 shares of its $.001 par value common stock (the "Common Stock"). In connection with the foregoing, HVI has requested my legal opinion hereinafter set forth.

                  In rendering this opinion, I have reviewed the Purchase Agreement, examined originals or copies certified to my satisfaction of all corporate records of the Company and examined such other agreements and documents relating to the Company and certificates of officers of the Company and matters of law that I have deemed necessary as a basis for the opinion hereafter expressed. Further, I have assumed the genuineness of all signatures or documents not signed in my presence and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to all matters of fact, I have relied exclusively on the certificate attached hereto and upon written or oral advices of public officials. This opinion is rendered pursuant to Section 4.1(2) of the Purchase Agreement. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

                  Based upon and subject to the foregoing, I am of the opinion that:

Horizontal Ventures, Inc.
November 30, 1998
Page 26



                  1. The Company is a corporation duly organized and validly existing and in good standing other than with respect to its non-payment of Franchise Tax, under the laws of the State of Delaware. It has all requisite corporate power and authority to carry on its business as now being conducted, to enter into the Purchase Agreement and to carry out and perform the terms and provisions of the Purchase Agreement. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets (including intangible assets), properties or operations ("Material Adverse Effect") of the Company.

                  2. The Company is duly and lawfully authorized by its Certificate of Incorporation, as amended, to issue 150 million Shares of Common Stock, of which _____________ Shares are issued and outstanding. Additionally, the Company is authorized to issue 50 million shares of preferred stock of which 8,000 shares are designated Series A Convertible Preferred Stock and are issued and outstanding. The Company has no treasury stock and no other authorized series or class of stock. All the outstanding shares of Common Stock and Series A Convertible Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and, subject to the qualification noted in the Company's Report on Form 10-K for the year 1996, free of preemptive rights. Except as listed on Schedule 3.1(2)(a) attached to the Purchase Agreement, the Company is not obligated to issue any additional common or preferred stock as a result of any options, warrants, rights, conversion rights, obligations upon default, subscription agreements or other obligations of any kind. All Shares to be issued pursuant to the Purchase Agreement to HVI have been duly authorized by all other necessary corporate action, validly issued, fully paid, nonassessable, issued in compliance with state and federal securities laws and based upon the representations of HVI in the Purchase Agreement in compliance with the exemptions promulgated under the Securities Act of 1933, as amended.

                  3. The execution, delivery, and performance of the Purchase Agreement has been duly authorized by all requisite corporate action. The Purchase Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms (except as limited by bankruptcy, insolvency, other laws affecting the enforcement of creditors' rights and matters of public policy). The execution, delivery and performance of the Purchase Agreement will not conflict with any provision of the Certificate of Incorporation and any amendments thereto, Bylaws and any amendments thereto, or any contract of which I am aware to which the Company is a party or otherwise bound.

                  4.  Except as  disclosed  in the  Financial  Statements  or in
Schedule 3 attached to the Purchase Agreement, there are no legal actions, suits, arbitrations, or other legal or administrative proceedings pending or threatened in writing of which I have knowledge against the Company which would reasonably be expected to have a material adverse effect upon it, its properties, assets, or business..

                  This is a legal opinion. I am relying on the factual representations made by officers of the Company and representations of the Company contained in the Purchase Agreement, and I make no representation of fact herein. This opinion is solely for the benefit of HVI in connection with the transactions referred to herein and may not be relied on by, in whole or in part, nor may copies be delivered to, any other person or entity without my prior written consent.

         The opinions expressed herein are qualified by the matters disclosed in the Company's publicly filed reports. Knowledge as I have used the term herein, means actual knowledge of the fact or circumstance imparted to me in writing. This opinion is limited to matters occurring up to the date hereof. I undertake no obligation to supplement this opinion for matters occurring after the date hereof.
                                                     Very truly yours,